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                                                                    EXHIBIT 99.1

Friday April 19, 9:45 am Eastern Time

Press Release

SOURCE: Crescent Banking Company

Crescent Banking Company Declares Quarterly Dividend and Announces Earnings

     JASPER, Ga., April 19 /PRNewswire-FirstCall/ -- Crescent Banking Company (Nasdaq: CSNT - news; the "Company") is pleased to announce that its Board of
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Directors has authorized the payment of its twenty-third consecutive quarterly cash dividend. A quarterly dividend in the amount of $.0775 per share is payable on May 10, 2002, to shareholders of record of the Company's common stock as of April 30, 2002.

     The Company's net income for the quarter ended March 31, 2002, totaled $2,175,259. On a basic and a fully diluted basis, the Company's net income per share for the first quarter 2002 was $1.18 and $1.13 respectively. This compares to earnings for the first quarter of 2001 of $838,244. The Company's earnings per share for the first quarter 2001, on a basic and a fully diluted basis, were $0.46 and $0.45, respectively.

     Mr. Don Boggus, the Company's CEO and President, stated: "The Company continued to enjoy the benefits of a strong residential mortgage market. Mr. Boggus added that: "The commercial banking operation continued to experience good loan growth and an improvement in its net interest margin."

     The Company's mortgage banking earnings increased as the result of a significant increase in mortgage loan production reflecting favorable interest rates. Mortgage banking operations recorded net income for the first quarter of 2002 of $1.9 million, compared to net income for the first quarter of 2001 of $706,177. The increase in mortgage banking earnings was the result of increased mortgage production and improved spreads on the sale of mortgage servicing rights. Mortgage production in the first quarter 2002 totaled $865.4 million, an increase of approximately 35%, from production of $642.5 million during the first quarter 2001. If interest rates remain stable or increase from recent historic lows, the Company expects that growth in its mortgage production and income will decline with a slowdown in refinancings and new mortgage loans. The unexpected 11 decreases in interest rates in 2001 as a result of Federal Reserve actions is not expected to recur during 2002. The Company believes it likely that its mortgage banking revenue and net income from this segment will be substantially less in 2002 than last year, and has initiated cost control measures in anticipation of a slowdown in the mortgage segment.

     The Company is also pleased to report that its commercial banking operation continues to grow. The Bank's loan portfolio increased approximately 9.4% during the first quarter 2002 to $135.2 million at March 31, 2002. The Bank had net income of $346,755 for the year first quarter 2002 compared to net income of $217,153 for the first quarter 2001. The Bank experienced a reduction in its net interest margin during 2001 as a result of the declining interest rate environment. The Bank's six full service offices are located in Jasper, Marble Hill, Cartersville, Towne Lake, Canton, and Cumming, Georgia.

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     Crescent Banking Company is a bank holding company headquartered in Jasper,
Georgia, with total consolidated assets of approximately $406.3 million and consolidated shareholder's equity of $24.8 million or $13.30 per share as of March 31, 2002. The Company had 1.9 million shares outstanding at March 31,
2002. The Company's common stock is listed on the Nasdaq SmallCap Market under the symbol "CSNT."

     Certain statements in this release constitute forward-looking statements for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the" Exchange Act"), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2001, under "Special Cautionary Notice Regarding Forward Looking Statements," and otherwise in the Company's SEC reports and filings.

CONTACT: J. Donald Boggus of Crescent Banking Company, 706-692-2424

SOURCE: Crescent Banking Company